Exhibit 99(i)


                              DISTRIBUTOR AGREEMENT

     DISTRIBUTOR AGREEMENT entered into this 15th day of July, 2002, by and between NETSTAR2000, INC., a Nevada corporation, (hereinafter, "NETSTAR2000"), and FIRSTCDP, INC. ("FIRSTCDP"), a Nevada corporation.

     WHEREAS, NETSTAR2000 has developed, and will develop, certain CD-ROM cookbooks and related products (the "Products") and desires to grant Distributor the right to market and distribute the Products; and

     WHEREAS, Distributor is in the business of marketing a website regarding the Haight Ashbury district of San Francisco, California, and desires to have NETSTAR2000 grant to it the right to market and distribute the Products.

     NOW, THEREFORE, in consideration of the mutual promises set forth herein, the parties hereto agree as follows:

     1.   DEFINITIONS

          As used in this Agreement:

          (a) The term "Agreement" means this Agreement including all the Appendices attached hereto;

          (b) The term "Products" means the CD-ROM cookbooks described in Appendix A annexed hereto, and shall include any Enhancements which NETSTAR2000 has announced or may announce during the term of this Agreement;

          (c) The term "Area" means the territory described in Appendix B annexed hereto;

          (d) The term "Customer" means any end-user of NETSTAR2000's Products;

          (e) The term "Effective Date" means the date upon which this Agreement is executed by the last party to sign;

          (f)  The  term   "Enhancements"   means  all  improvements,   changes,
          revisions,   modifications,   replacements  and  updates  relating  to
          NETSTAR2000's Products.

          (g) The term "Inventions" means discoveries, improvements and ideas (regardless of whether or not patentable or copyrightable) relating to any part of the business or activities of NETSTAR2000.

          (h) The term "Competitor" means any person, firm or organization (or division thereof) engaged in or about to become engaged in the production and/or sale of any product with which Distributor's license with NETSTAR2000 has been directly concerned, or with respect to which Distributor has acquired Confidential Information by reason of Distributor's license with NETSTAR2000.

          (i) The terms "Business or Activities" of NETSTAR2000 means present and past areas of involvement as described in 1(g), above.

          (j) The term "Confidential Information" means any information, technical data or know-how of NETSTAR2000, including without limitation, NETSTAR2000's customers, mailing lists, research, products, services, development, engineering, marketing or finances which is disclosed by NETSTAR2000 whether directly or indirectly in writing, orally or by drawings or inspections of parts or equipment to the Distributor.

     2.   LICENSE

          2.1  Distribution License

          Upon the terms and subject to the conditions of this Agreement, NETSTAR2000 hereby grants to Distributor a non-exclusive, non-transferrable right and license to market and distribute the Products. Distributor shall not modify, translate, decompile, nor create or attempt to create, by reverse engineering or otherwise, the Products supplied hereunder, or adapt the Products in any way or for use to create a derivative work. Distributor may not use, reproduce, sublicense, distribute or dispose of the Products, in whole or in part, except as expressly permitted under this Agreement. Nothing herein shall be interpreted to include, and NETSTAR2000 does not hereby grant to Distributor, any right or license to enter into a redistribution agreement or license.

          2.2  The Territory

          Distributor may market and distribute the Products solely within the geographical limits set forth in Appendix B attached hereto (the "Territory"). Nothing contained in this Agreement shall prohibit NETSTAR2000 from licensing or distributing the Products or from appointing any third party(ies) to do same within the Territory or elsewhere. NETSTAR2000 retains the right, in its sole discretion, to change the Territory assigned to Distributor upon sixty (60) days prior written notice to Distributor.

          2.3  Product Changes

          NETSTAR2000 retains the right, in its sole discretion, to upgrade or modify the Products from time to time. In addition, upon thirty (30) days prior written notice to Distributor, NETSTAR2000 may add or delete Products from Appendix A. Upon receipt of any such notice of an upgrade or modification, or upon the expiration of the notice period set forth above for additions or deletions to Appendix A, Distributor shall cease to market and distribute earlier versions of the Products and/or Products deleted from Appendix A.

          2.4  License to Use Trademark and Trade Name

          Any and all trademarks and trade names which NETSTAR2000 uses in connection with the license granted hereunder are and remain the exclusive property of NETSTAR2000. Nothing contained in this Agreement shall be deemed to give Distributor any right, title or interest in any trademark or trade name of NETSTAR2000 relating to the Products. Subject to notice from NETSTAR2000 in writing which modifies or cancels such authorization, during the term of this Agreement, Distributor may use the trademarks and trade names specified by NETSTAR2000 in writing for normal advertising and promotion of Products.

     3.   BEST EFFORTS

          The Distributor acknowledges that the Territory is the area of its principal responsibility and agrees to use its best efforts to promote the sale of NETSTAR2000's Products and the goodwill of NETSTAR2000 in the Territory. In accordance with this understanding, the Distributor agrees not to directly or indirectly sell, lease, license or otherwise deal in products which in the reasonable discretion of the NETSTAR2000 are competitive with NETSTAR2000's Products.

     4.   NETSTAR2000'S PRODUCTS

          NETSTAR2000's Products referred to in this Agreement includes those systems set forth in Appendix A. Appendix A may be amended from time to time by NETSTAR2000.

     5.   PROMOTIONAL AND SALES MATERIALS

          5.1  Materials

          NETSTAR2000 agrees to supply to Distributor, without charge (except for shipping costs), a limited number of NETSTAR2000's current sales promotion materials, if any, and any other materials that may be required for the sale of NETSTAR2000's Products.

          5.2  Reproduction and Alteration

          The Distributor may reproduce the materials described in 5.1, above, for the purpose of promoting NETSTAR2000 Products. However, the Distributor may NOT alter NETSTAR2000 promotional and sales material without the prior written consent of NETSTAR2000. The Distributor is allowed the limited right to remove the NETSTAR2000 address, telephone and fax numbers located on selected promotional materials and replace with Distributor's own reference.

     6.   PRICE, PAYMENT AND SHIPMENT

          6.1  Price

          NETSTAR2000 shall, in its sole discretion, establish the prices for the Products (the "Prices") and the current Prices are set forth in Appendix C. NETSTAR2000 may increase or decrease the Prices upon thirty (30) days written notice to Distributor.

          6.2  Orders, Payment and Shipment

          Upon NETSTAR2000's receipt of a written order from Distributor (each an "Order"), NETSTAR2000 will ship to Distributor the designated quantities of the Products. At Distributor's expense, the Products shall be shipped by NETSTAR2000 to Distributor F.O.B. origin, freight pre-paid, with risk of loss to pass to Distributor upon delivery of the Products by NETSTAR2000 to a common carrier. The terms and conditions of this Agreement shall apply to all Orders submitted to NETSTAR2000 by Distributor and supersede any different or additional terms on any Distributor Order form. Orders issued by Distributor to NETSTAR2000 are solely for the purpose of requesting delivery dates and quantities. All Orders shall be subject to acceptance by NETSTAR2000.

          NETSTAR2000 shall use reasonable efforts to deliver accepted Orders but shall not be liable for any damages to Distributor or to any third party caused by NETSTAR2000's delay or error in filling, or failure to fill, any Orders for any reason. NETSTAR2000 shall have no obligation to accept any Order. Full payment of the Price for all Orders of the Product and associated shipping costs are due and payable by Distributor to NETSTAR2000 prior to shipment. All other fees and expenses payable hereunder for which NETSTAR2000 issues an invoice to Distributor shall be due and payable thirty (30) days from the date of the invoice. A late payment charge of the lessor of one and one-half percent (1.5%) per month or the highest interest rate allowed by applicable law shall be charged upon all unpaid amounts due hereunder for more than thirty (30) days. Distributor shall reimburse NETSTAR2000 for any out-of-pocket expenses incurred at Distributor's request, including, without limitation, telephone, shipping, insurance and travel-related expenses.

          6.3  Inspection and Acceptance

          Distributor shall inspect all Products immediately upon delivery and shall, within seven (7) calendar days, give written notice to the common carrier and NETSTAR2000 of any claim for damages or shortages. Distributor shall give written notice to NETSTAR2000 within thirty
          (30) calendar days of delivery in the event that any Product does not conform with the terms of this Agreement. If Distributor fails to give any such notice, the Products shall be deemed accepted for all purposes of this Agreement.

          6.4  Taxes

          In addition to the Price and other fees payable hereunder, Distributor shall pay any federal, state, local or other duties and excise taxes, now or hereafter applied on the sale, transportation, import, export, or use of the Products including sales tax, value added tax or similar tax. Any taxes imposed by federal, state or any local government or any amount in lieu thereof, including interest and penalties thereon, paid or payable at any time by NETSTAR2000 in connection with NETSTAR2000's license to Distributor, exclusive of taxes based on NETSTAR2000's net income, shall be borne by Distributor.

          6.5  Commission

          The Distributor shall receive a sales commission from NETSTAR2000 based upon the current price list at time of order, and in accordance with the "Commission Schedule" set forth in Appendix D (the "Commission Schedule").

          6.6  "Trial Basis" Sales and Return Policy

          Returns of any item from the Distributor or its customer requires prior approval of NETSTAR2000. All "Trial Basis" products sales that may be offered from time to time by NETSTAR2000 through its Distributor, must be directed through the Distributor back to NETSTAR2000. Without exception, the return of product must be received by NETSTAR2000 within the time specified and the promotion terms stated by NETSTAR2000 at the time of the purchase and delivery to the Distributor. It is the responsibility of the distributor to become familiar with the Return Policy conditions stated within each "Trial Basis" promotion. NETSTAR2000 retains the right to change the terms of the Return Policy for each promotion.

     7.   DISTRIBUTOR OBLIGATIONS

          7.1  Distributor's Qualifications

          The distributor represents that it has the technical skill, qualified personnel, and sales facilities required to act as a Distributor of NETSTAR2000's Products, and agrees to provide and maintain appropriate sales and customer support services in the Territory to represent NETSTAR2000 in the best way.

          7.2  Marketing Efforts

          Distributor agrees to use its best efforts to promote the sale of the Products in the Territory. Distributor agrees to permit NETSTAR2000 to review all of Distributor's promotion and advertising material for the Products prior to use. Distributor shall not use and shall withdraw and retract any promotion or advertising that NETSTAR2000 finds unsuitable, or is in breach of the terms of this Agreement.

          7.3  Disclosure

          The Distributor shall disclose to NETSTAR2000 on a monthly basis the number of customer/end-users with each formal Purchase Order to NETSTAR2000.

          7.4  Reports of Customer/End-User Dissatisfaction

          The distributor shall immediately make known to NETSTAR2000 any customer/end-user dissatisfaction with the Product(s) or support services provided to customer/end-user under the terms of this Agreement. The Distributor shall also immediately furnish NETSTAR2000 with copies of all correspondence or other such documentation that relates in any way to customer/end-user dissatisfaction with the Product(s) or support services provided to customer/end-user under the terms of this Agreement.

          7.5  Prohibited Practices

          Distributor may not make any contracts or commitments on behalf of NETSTAR2000 nor make any warranties or other representations regarding the Products other than those authorized herein or by NETSTAR2000 in a separate writing. The Distributor will not remove or alter any copyright text or trademarks of NETSTAR2000 contained on any NETSTAR2000 Product or in any NETSTAR2000 promotional and Sales Literature. The Distributor shall not discount, inflate or deviate from such terms or prices stipulated within Appendix C (the "Price List"), without the prior written authorization of NETSTAR2000.

     8.   NETSTAR2000 CONSULTING SERVICES

          NETSTAR2000 shall be available at its then current standard rates to provide special enhancements, customization and other special work or services to Distributor which are not covered by this Agreement.

     9.   AUDIT RIGHTS

          Distributor shall maintain accurate books and records of all of the Products sold by Distributor. Upon reasonable notice to Distributor, and no more frequently than twice a year, at NETSTAR2000's option, Distributor shall make such books and records available to NETSTAR2000, at Distributor's place of business during normal business hours, to audit the payments being made by Distributor hereunder.

     10.  RETAIL PRICE CHANGE

          10.1 Notice

          NETSTAR2000 agrees to provide Distributor thirty (30) days' prior written notice of its intention to change its then prevailing published retail prices for the Products.

          10.2 Relief from Price Change

          In the event of a retail price reduction, NETSTAR2000 agrees to credit Distributor with the difference between the new discounted purchase price and the old discounted purchase price for all items ordered, but not yet delivered, on the date of said price reduction. In the event of a retail price increase, NETSTAR2000 will honor and fill, at the existing purchase price, all orders presented by Distributor, whether or not delivered, prior to the date of said price increase.

     11.  FINDER'S FEE

          11.1 Scope

          Distributor may act as an intermediary in introducing NETSTAR2000 to value-added resellers or other distributors ("Dealers"). Such potential Dealers shall negotiate mutually acceptable agreements directly with NETSTAR2000.

          11.2 Fee and Payment

          In the event that NETSTAR2000 consummates an agreement with a Dealer referred to NETSTAR2000 by Distributor in accordance with paragraph
          11.1 hereof, NETSTAR2000 shall pay Distributor a fee of twenty percent (20%) of all net proceeds NETSTAR2000 receives within the first six
          (6) months of the term of the agreement between NETSTAR2000 and such Dealer. For purposes of this Section, net proceeds shall be gross revenues minus all fees for custom design, freight and other such incidental fees. NETSTAR2000 shall make finder's fee payments within sixty (60) days of receipt of payment from such Dealer.

     12.  OWNERSHIP AND PROPERTY RIGHTS

          12.1 Ownership

          NETSTAR2000 represents and warrants that it has all necessary rights in and to all copyrights, patents and other proprietary rights associated with the Products that are necessary to market and distribute the Products. NETSTAR2000 has the unrestricted right and authority to enter into this Agreement and to grant the rights hereunder with respect to the Products.

          12.2 Property Rights

          Distributor acknowledges and agrees that the Products hereunder and all copies thereof constitute valuable trade secrets or proprietary and confidential information of NETSTAR2000; that title thereto is and shall remain in NETSTAR2000; and that all applicable copyrights, trade secrets, patents and other intellectual and property rights in the Products hereunder are and shall remain in NETSTAR2000. All other aspects of the Products and all other items licensed hereunder, including without limitation, Products, methods of processing, the specific design and structure of individual Products, as well as screen formats are and shall remain the sole and exclusive property of NETSTAR2000 and shall not be sold, revealed, disclosed or otherwise communicated, directly or indirectly, by Distributor to any person, company or institution whatsoever, other than for the purposes set forth herein. It is expressly understood and agreed that no title to, or ownership of, the Products, or any part thereof, is hereby transferred to Distributor.

          12.3 Unauthorized Copying

          Distributor agrees that it will not copy, modify or reproduce the Products in any way. However, Distributor is not responsible for the disclosure, use, modification or copying of the Products by its customers or any other third party so long as Distributor had no prior knowledge that its customers or any other third party intended to disclose, use, modify, or copy the Products. Distributor agrees to notify NETSTAR2000 immediately of any circumstances Distributor has knowledge of relating to any unauthorized use or copying of the Products by any person or entity not authorized to do so. Distributor allows NETSTAR2000 to take, at NETSTAR2000's option and under

          NETSTAR2000's control and discretion, any legal action necessary to prevent or stop the unauthorized use or copying of the Products by any third person or entity who or which has obtained the Products due, in substantial part, to the Distributor's chain of distribution. If Distributor has actual or constructive knowledge of the unauthorized possession, use, or knowledge of the Products or any other item or information furnished or made available to Distributor under this Agreement by any third-party or any Distributor customer and if the
          Distributor fails to properly notify NETSTAR2000 immediately of such possession, use, or knowledge, the Distributor shall indemnify NETSTAR2000 in respect to any loss suffered by NETSTAR2000, and caused or contributed to whether directly or indirectly by such unauthorized reproduction, use, disclosure or improvement of the Product, and in respect to all legal costs incurred in connection therewith. All provisions of this section 12.3 shall survive the termination of this agreement, whether by expiration or otherwise.

          12.4 Protection of Software

          Distributor agrees that all copies of the Products sold to Distributor hereunder will remain in their sealed packages, as provided by NETSTAR2000 to Distributor, until sold.

     13.  WARRANTY

          NETSTAR2000 will enclose, as part of the Products package, a warranty with respect to the physical media enclosed therein. NETSTAR2000 agrees to fulfill its responsibilities under the warranty delivered with the Products, as the same shall be modified from time to time. Distributor acknowledges and agrees that the warranty furnished by NETSTAR2000 with copies of the Products is the only warranty made (or to be made) with respect thereto. Distributor agrees to include the current NETSTAR2000 warranty with every copy of the Products it distributes and not to make any other representations or warranties with respect to the Products.

          13.1 Disclaimer of Additional Warranties

          OTHER THAN THOSE WARRANTIES SET FORTH IN PARAGRAPH 13, NETSTAR2000 SPECIFICALLY DISCLAIMS ALL WARRANTIES EXPRESS OR IMPLIED, INCLUDING, BUT NOT LIMITED TO, IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE WITH RESPECT TO DEFECTS IN THE DISKETTE OR OTHER PHYSICAL MEDIA AND DOCUMENTATION, OPERATION OF THE PRODUCTS, AND ANY PARTICULAR APPLICATION OR USE OF THE PRODUCTS. IN NO EVENT SHALL NETSTAR2000 BE LIABLE FOR ANY LOSS OF PROFIT OR ANY OTHER COMMERCIAL DAMAGE, INCLUDING BUT NOT LIMITED TO SPECIAL, INCIDENTAL, CONSEQUENTIAL OR OTHER DAMAGES. NETSTAR2000'S MAXIMUM LIABILITY HEREUNDER IS EXPRESSLY LIMITED TO THE AMOUNT PAID UNDER THIS AGREEMENT BY DISTRIBUTOR TO NETSTAR2000 WITHIN THE THREE (3) MONTH PERIOD IMMEDIATELY PRECEDING THE CAUSE GIVING RISE TO THE CLAIM.

     14.  CONFIDENTIALITY AND PROPRIETARY RIGHTS

          14.1 Confidentiality

          Distributor acknowledges that in the course of dealings between the parties, Distributor may acquire information about NETSTAR2000, its business activities and operations, its technical information and trade secrets, including but not limited to the Products, all of which are highly confidential and proprietary to NETSTAR2000 (the "Confidential Information"). Confidential Information shall not include information generally available to or known by the public, or information independently developed outside the scope of this Agreement. Distributor shall hold all such Confidential Information in strict confidence and shall not reveal the same except pursuant to a court order or upon request of NETSTAR2000. The Confidential Information shall be safeguarded with at least as great a degree of care as Distributor uses to safeguard its own most confidential materials or data relating to its own business, but in no event less than a reasonable degree of care.

          14.2 Specific Remedies

          If  Distributor  commits a breach of any of the  provisions of Section
          14.1 above, NETSTAR2000 shall have, in addition to all other rights in law and equity, (a) the right to have such provision specifically enforced by any court having equity jurisdiction, it being acknowledged and agreed that any such breach will cause irreparable injury to NETSTAR2000 and that money damages will not provide an adequate remedy, and (b) the right to require Distributor to account for and pay to NETSTAR2000 all compensation, profits, monies or other tangible benefits (collectively "Benefits") derived or received as the result of any transactions constituting a breach of any of the provisions of this Article 14, and Distributor hereby agrees to account for and pay such Benefits.

     15.  TERM AND TERMINATION

          15.1 Term

          This Agreement shall have an initial term of one (1) year from the Effective Date (the "Initial Term"), and shall thereafter automatically renew for successive one (1) year periods (each a "Renewal Term"), unless earlier terminated in accordance with the terms of this Agreement. Either party may cancel this Agreement effective on the last day of the Initial Term, or any Renewal Term, by serving written notice of such termination on the other party at least ninety (90) days prior to the effective date thereof.

          15.2 NETSTAR2000 Termination

          This Agreement may be terminated immediately by NETSTAR2000 under any of the following conditions:

               (a) if one of the parties shall be declared insolvent or bankrupt;

               (b) if a petition is filed in any court to declare one of the parties bankrupt or for a reorganization under the Bankruptcy Law or any similar statute and such petition is not dismissed in ninety (90) days or if a Trustee in Bankruptcy or a Receiver or similar entity is appointed for one of the parties;

               (c) if Distributor does not pay NETSTAR2000 monies due and owing, NETSTAR2000 shall have the right to terminate this Agreement on fourteen (14) days advance written notice. Such notice shall have no effect if Distributor brings the account current within said period; or

               (d) if Distributor breaches the provisions of Sections 14.1 of this Agreement; or

               (e) if Distributor fails in any calendar year to purchase the minimum quantity of Products as set forth in Appendix E ("Purchase Schedule") NETSTAR2000 shall have the right to terminate this Agreement upon thirty (30) days advance, written notice; however, if Distributor places sufficient orders for immediate delivery and thereby brings the total for that period to the requisite total such notice shall have no effect; or

               (f) if Distributor otherwise materially breaches the terms of this Agreement, and such breach is not cured within thirty (60) days after written notice of such breach is given by NETSTAR2000.

          15.3 Duties Upon Termination

          Upon termination of this Agreement for any reason, the parties agree to continue their cooperation in order to effect an orderly termination of their relationship. Distributor shall immediately cease representing itself as a distributor of the Products for NETSTAR2000; however, Distributor may continue to market and distribute its inventories of the Products for a period not in excess of two (2) months. At the end of such period, Distributor shall return all copies of promotional materials, marketing literature, written information and reports pertaining to the Products that have been supplied by NETSTAR2000.

     16.  INDEMNIFICATION

          16.1 Copyright Indemnification

          NETSTAR2000 shall indemnify, defend and hold Distributor harmless from any claims, demands, liabilities or expenses, including reasonable attorneys' fees, directly resulting from any infringement or violation of any copyright with respect to the Products, as so awarded against Distributor by a court of competent jurisdiction, and provided Distributor is not in breach of this Agreement. Following a decision by a court of competent jurisdiction that the Products infringe any third party's copyright, NETSTAR2000 shall, in its sole discretion:

          (a) procure for Distributor the right to continue to use, distribute and sell the Products at no additional expense to Distributor;

          (b) provide Distributor with a non-infringing version of the Products with substantially similar functionality; or

          (c) notify Distributor that the Products are being withdrawn from the market and immediately terminate this Agreement.

          16.2 Cooperation by Distributor

          Notwithstanding Section 16. 1 of this Agreement, NETSTAR2000 is under no obligation to indemnify and hold Distributor harmless unless:

          (a) NETSTAR2000 shall have been promptly notified of the suit or claim by Distributor and furnished by Distributor with a copy of each communication, notice or other action relating to said claim;

          (b) NETSTAR2000 shall have the right to assume sole authority to conduct the trial or settlement of such claim or any negotiations related thereto at NETSTAR2000's expense; and

          (c) Distributor shall provide reasonable information and assistance requested by NETSTAR2000 in connection with such claim or suit.

          16.3 Distributor Indemnification

          Distributor shall indemnify, defend and hold NETSTAR2000 harmless from any claims, demands, liabilities or expenses, including reasonable attorneys' fees, incurred by NETSTAR2000 as a result of any claim or proceeding against NETSTAR2000 arising out of or based upon (i) the combination, operation or use of the Products with any hardware or products not supplied or approved in writing by NETSTAR2000, if such infringement would have been avoided but for such combination, operation or use or (ii) the modification of the Products by Distributor or Distributor's customer/end-users.

     17.  FORECASTS OF EXPECTED ORDERS

          The Distributor agrees to furnish NETSTAR2000 with monthly reports indicating its best forecast of future purchase orders.

     18.  MINIMUM PURCHASES

          The Distributor must make a minimum purchase of the Product in each calendar year as set forth in Appendix F (the "Purchase Schedule"). Upon twelve (12) months advance written notice, NETSTAR2000 shall have the right to change the minimum levels of purchase as set forth in Appendix E.

     19.  GENERAL

          19.1 Force Majeure

          Neither party shall be liable or deemed to be in default for any delay or failure in performance under this Agreement or interruption of service resulting directly or indirectly from acts of God, or any causes beyond the reasonable control of such party.

          19.2 Jurisdiction and Venue

          This Agreement shall be governed by and construed in accordance with the laws of the State of Nevada. Jurisdiction for litigation of any dispute, controversy or claim arising out of or in connection with this Agreement, or the breach thereof shall be only in the Federal or the State Court with competent jurisdiction located in Nevada.

          19.3 Entire Agreement

          This Agreement, including the Appendices attached hereto, constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all previous proposals, both oral and written, negotiations, representations, commitments, writings and all other communications between the parties. This Agreement may not be modified except by a writing signed by a duly authorized representative of each of the parties.

          19.4 Independent Contractors

          It is expressly agreed that NETSTAR2000 and Distributor are acting hereunder as independent contractors and under no circumstances shall any of the employees of one party be deemed the employees of the other for any purpose. This Agreement shall not be construed as authority for either party to act for the other party in any agency or other capacity, or to make commitments of any kind for the account of or on behalf of the other except to the extent and for the purposes provided for herein. Distributor agrees that it is not a partner, broker, employee or franchisee of NETSTAR2000.

          19.5 Assignment

          This Agreement is not assignable by either party hereto without the consent of the other, except that this Agreement shall be assignable by NETSTAR2000 to an affiliate entity or upon the sale of the right to license and sublicense the Products to the purchaser of said right. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors.

          19.6 Severability and Waiver

          If any provision of this Agreement is determined by a court of competent jurisdiction to be invalid or unenforceable, such determination shall not affect the validity or enforceability of any other part or provision of this Agreement. No waiver by any party of any breach of any provisions hereof shall constitute a waiver unless made in writing signed by the party.

          19.7 Attorneys' Fees

          In any action between the parties to enforce any of the terms of this Agreement, the prevailing party shall be entitled to recover expenses, including reasonable attorneys' fees.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement by a duly authorized representative as of the date set forth above.

NETSTAR2000, INC.


By: /s/ Rodger Spainhower
    -----------------------------
    Name:  Rodger Spainhower
    Title: Authorized Signatory


DISTRIBUTOR

FirstCDP, Inc.

By: /s/ Jonathan A. Firestein
    -----------------------------
    Name: Jonathan A. Firestein
    Title: President

                              PRODUCTS - APPENDIX A
                              ---------------------

1.   CD-ROM   cookbook(s)   focusing  on  foods  indicative  of  San  Francisco,
     California.

2.   CD-ROM cookbook(s) focusing on vegetarian and organic foods.


                             APPENDIX B - TERRITORY
                             ----------------------

1.   Area  shall  include  the  Haight   Ashbury   district  of  San  Francisco,
     California, and the City of San Francisco.


                          APPENDIX C - UNIT PRICE LIST
                          ----------------------------

1.   Retail pricing at $24.99 per unit.


                        APPENDIX D - COMMISSION SCHEDULE
                        --------------------------------

1.   Commission at twenty percent (20%).


                         APPENDIX E - PURCHASE SCHEDULE
                         ------------------------------

1. One hundred (100) units per calendar year, timing of purchases to be determined by Distributor.